Exhibit 10.40
Maximum Amount Guarantee Agreement

NO. 419005200900095094

Guarantee/ Creditor (Full Name): Anyang Branch, Agricultural Bank of China

Guarantor (Full Name): One: Henan Anyang Hubo Cement Co., Ltd

Two: Xinshun WANG

Three:

Whereas the Guarantor, of his own will, provides a guarantee of maximum amount for the creditor’s rights from a series of business agreements (hereinafter referred to as the “Principal Agreement”) by and between the Guarantee and Henan Shuncheng Group Coal Coke Co., Ltd (the “Debtor”) in accordance with Article 1 hereof. Each party of this agreement enacts this contract by reaching consensus through consultation in accordance with the laws and provisions of China.

Article 1 the Guaranteed Principle Creditor’s right and the Maximum Amount

1.1
The Guarantor, of his own will, secures the following creditor’s right between the Guarantee and the Debtor, and the guaranteed creditor’s right is subject to a maximum of RMB Seventy Five Millions (￥75,000,000). The foreign currency transaction is converted in accordance with the selling price of the date of transaction under 1.1.1 of Article 1.

1.1.1
The Guarantee deals with the creditor’s right arising from every agreed business from 25th June, 2009 to 24th June, 2010. This period is the determination period for the maximum guaranteed creditor’s right. The aforesaid business includes: (subject to the item marking “√”)

☐Loan in RMB/Foreign Currency

☐Discount of Commercial Bill

☐Bank Letter of Guarantee

☐Outward Documentary Bills

☐Inward Documentary Bills

☐Acceptance of Commercial Bills

☐Outward Documentary Bills

☐L/C Opening in Case of Deposit Decrease

☐other business:____/___

1.1.2
The following outstanding creditor’s right principal and its relevant interest, default interest, compound interest and expenses etc are formed between the Guarantee and Debtor, and the interest, default interest, compound interest expenses and etc thereof shall be accrued in accordance with the relevant Principle Agreement till the date of actual liquidation.

Agreement Name	Agreement Number	Outstanding Principal	Currency

(The additional table added for the lack of table hereof is the component of this agreement.)

1.2	The type, amount, rate and time limit of every business transaction guaranteed hereof shall be subject to the relevant legal documents or certificates.

1.3
Within the period hereof and maximum amount of the guarantee agreed hereof, the Creditor does not need to deal with procedures of guarantee one by one when issuing the agreed loan or providing credits of other banks.

1.4
The currency of the business transaction occurs in the period hereof and within the maximum amount of the guarantee is not limited, and the Guarantor takes the responsibility of guarantee with the same currency as the original one.

Article 2 Scope of the Guarantee

The scope of the guarantee includes the principal sum of principal creditor’s right, interest, default interest, compound interest, penalty, compensation for damage, litigation (arbitration) fee, lawyer fee, and all the expenses realizing the creditor’s rights and guarantee rights by the Guarantee.

As for part exceeding the maximum balance due to the change of currency rate, the Guarantor shall bear the responsibility of guarantee of its own will.

Article 3 Type of Guarantee

The guarantee under this agreement shall be suretyship with joint and several liabilities.  When there are two or more Guarantors, the Guarantors shall bear joint and several liabilities to the Creditor.

Article 4 Guarantee Period

4.1	The guarantee period shall be two years from the date on which deadline for the Debtor to complete its obligations under the Principal Agreement.

4.2
The guarantee period for the acceptance of bank acceptance bill and L/C issuance finance or that under the letter of guarantee shall be two years from the date on which the Creditor effects advance money for the Debtor.

4.3	The guarantee period for discount of commercial bill shall be two years from the date on which such bill expires.

4.4
Where the Creditor and the Debtor come to a grace period agreement on the time limit for the Debtor’s fulfillment of the debt regulated by the principal Agreement, the Guarantor shall continue to bear the guarantee responsibility.  The guarantee period shall be two years from the date on which the grace period expires.

4.5
In case that the issues stated in the Principal Agreement or any laws and regulations lead to the Principal Agreement is declared mature by the Creditor before the expiration date hereof, the guarantee period shall be two years from such declared maturity date.

Article 5 Undertakings of the Guarantor

5.1	It has duly obtained legal and valid authorization to execute and perform this Agreement.

5.2
The Guarantor shall be liable for true, complete and valid financial report, articles of association and other relevant documents and information and shall assist the Creditor to supervise and check the Guarantor’s operation and financial condition.

5.3	In case that the Debtor fails to perform its obligations under the Principal Agreement, the Guarantor undertakes that it, of its own free will, will perform the guarantee obligation.

5.4	When the Guarantor fails to perform his guarantee obligation under this agreement, the Creditor is entitled to deduct relevant sum from any account of the Guarantor directly.

5.5	The Guarantor shall notice the Creditor in writing immediately upon the occurrence of the following events:

5.5.1	Any change to company name, residential address, legal representative, contact method or others;

5.5.2	Any change to the ownership, top management or any amendment to Memorandum and Article of Associations, or any adjustment to organizations for the Guarantor;

5.5.3	Deterioration of financial status, encountering great operation difficulties or involved in significant litigation or arbitration issues.

5.5.4	Cease of production, cease of business, termination of business being applied bankruptcy or rectification;

5.5.5	Cancellation of business registration or revocation of business license, being closed down or other causes to be dissolved;

5.5.6	The Guarantor involved in any matters that will negatively affect the benefits of the Creditor.

5.6	The Guarantor shall notify the Creditor 15 days in advance in a written form and obtain written consent from the Creditor before it undertakes any of the following actions:

5.6.1
The Guarantor changes its capital structure or operation mechanism, including but not limited to contracting, renting, remolding with the stock system, joint operation, merger, take-over, de-merger, joint venture, asset transfer, applying for business cease for internal rectification purpose, applying for dissolution, applying for bankruptcy.

5.6.2
If the Guarantor provide guarantee for benefit of a third party or use its main capital directly or indirectly to set up guarantee or pledge guarantee for benefit of itself or a third party, and such is likely to negatively influence the Guarantor’s capacity to perform its obligations under this agreement.

Article 6 Determination of Guaranteed Credit’s right

In case of any of the following circumstances, the maximum guaranteed creditor’s right is determined:

6.1
Expiration of Creditor’s right Determination Period. “Expiration of Creditor’s right Determination Period” includes the expiration of creditor’s right determination as stipulated in Article 1 and the declared expiration by the Creditor in accordance with the state laws and regulations or provisions hereof. In case that the Debtor breaches any provision stipulated in the Principal Agreement or the Guarantor breaches any obligations hereunder, then the Creditor is entitled to accelerate the expiration of creditor’s right determination period.

6.2	There impossibly happens any new creditor’s right.

6.3	The Debtor or the Guarantor is declared bankruptcy or its business license is revoked.

6.4	Other circumstances as stipulated by laws.

Article 7 Performance of Guarantee Liability

7.1
In case of any of the following circumstances, the Creditor is entitled to require the Guarantor to perform guarantee liability. If the amount paid by the Guarantor is insufficient to repay the guaranteed creditor’s right hereunder, then the Creditor is entitled to decide the priority to repay principal, interest, default interest, compound interest and other dues;

7.1.1
In case that the debt under the Principal Agreement is mature but the Creditor is not repaid. “Mature” includes that debt is mature in accordance with expiration date stipulated in the Principal Agreement and the debt is declared mature by the Creditor in accordance with the state laws and regulation as well as the provisions under the Principal Agreement.

7.1.2	Bankruptcy application against the Debtor and Guarantor is accepted by the people’s court or the bankruptcy reconciliation is ordered by the court;

7.1.3	cancellation of company registration, revocation of business license, being ordered to close down or occurrence of dissolution causes;

7.1.4	The Debtor or the Guarantor dies or is legally declared dead or missing by the court.

7.1.5	The Guarantor breaches its obligations hereof;

7.1.6	Other circumstances may adversely affect realization of the creditor’s right.

7.2
Where there is security upon a real right concurrently set for the benefit of the guaranteed Principal Credit in addition to the guarantee hereunder, the Creditor is entitled to require the Guarantor to perform guarantee liability prior to the security upon a real right.

7.3
Where the Debtor provides security upon a real right and the Creditor waives such security upon a real right or its priority or alters the security upon a real right, the Guarantor agrees to continue to provide surety ship with joint and several liabilities. “Security upon a real right” refers to security upon a real right set by the Debtor for the benefit of the guaranteed Principal Credit.

Article 8 Liability for Breach of Agreement

8.1	After the contract becomes effective, the Creditor shall compensate the Guarantor for any loss caused to the Guarantor resulting from its breach of contract.

8.2
If any of circumstances happens to the Guarantor, the Guarantor shall pay liquidated damages of 10% of the maximum balance to the Creditor in addition to compensate all the losses caused to the Creditor:

8.2.1	The Guarantor fails to obtain all the legal and valid authorization necessary for this contract;

8.2.2	The Guarantor fails to provide financial statement, articles of association and other documents or information which are true, complete and valid;

8.2.3	The Guarantor fails to notice the Creditor promptly in case any circumstance under section 5 of Article 5 happens.

8.2.4	The Guarantor fails to obtain consent from the Creditor prior to its implementation of any circumstance under section 6 of Article 5.

8.2.5	Other circumstances that breach provisions hereof or adversely affect the Creditor to realize its creditor’s right.

Article 9 Solutions to Conflicts

Any conflicts arising from the performance of this contract shall be settled through the negotiation by both parties, or resolved through the first one of the following ways:

9.1	Litigation. Any litigation shall be subject to the jurisdiction of the people’s court in the Creditor’s location.

9.2	Arbitration. The conflicts shall be submitted to ___/____ (names of the arbitral institution) and resolved in accordance with its applicable rules.

During the period of litigation or arbitration, the other clauses not in dispute shall be performed continuously.

Article 10     Other Issues

No.1: The Guarantor should be initiative to understand the operating condition of the debtor and all the happenings of different types of businesses under the agreement.

The Principal Agreement, relevant legal documents or certificates which relates to the the Principal Agreement will not be delivered to the guarantor.

The Guarantor shall undertake guarantee liability prior to the mortgage upon a real right.

Article 11     Effectiveness of the Agreement

The agreement will come into effectiveness upon the signature or stamp by both sides.

Article 12

This agreement is executed in Four originals, and as the Creditor, the guarantor and the Debtor respectively holds ONE with the same legal effectiveness.

Article 13     Reminder

The Guarantee/Creditor has required the Guarantor to understand every single clause fully and accurately; meanwhile, the creditor has explained relevant articles upon the Guarantor’s request; thus, both parties have achieved common understanding as of this agreement.

Creditor: Anyang Branch, Agricultural Bank of China

(Seal)

Legal Representative

/Authorized Representative:   the signature    [illegible]

Guarantor: Henan Anyang Hubo Cement Co., Ltd

(Seal) [illegible]

Guarantor: Wang Xinshun

Legal Representative /s/ Wang Xinshun

/Authorized

Representative:   (the signature)

Execution Date: 25th June, 2009

Execution Place: Anyang Branch, Agriculture Bank of China